UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2006

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2006, the Company's Compensation Committee approved the following compensation actions for two senior corporate officers: Mitchell S. Bregman, President--Industrial Energy Americas received an increase to his annual base salary from $288,000 to $320,000; and Phillip A. Damaska was promoted to Senior Vice President, Corporate Controller, received an increase in annual base salary from $255,000 to $280,000 and will receive a discretionary bonus of $75,000 payable on April 1, 2007. Mr. Damaska will participate in the Company's Income Protection Plan and receive six months of unmitigated severance in the event of termination of employment without cause or resignation under certain adverse circumstances, as well as severance up to an additional six months that would be reduced or terminated to the extent he obtains compensation from new employment during such additional six month period ("mitigated"). Alternatively, Mr. Damaska will receive six months mitigated severance in the event he is not named the Company's Chief Financial Officer by June 30, 2008 and provides notice within 30 days thereafter of his voluntary resignation.

Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 28, 2006, the Company's Board of Directors approved amendments to the Company's Code of Ethics and Business Conduct (the "Code"). The principal amendments provide clarification that the Code is applicable to directors, officers and employees, as well as establishing procedures regarding investigations of alleged Code violations and procedures for obtaining individual waivers to the Code. The Code is available on the Investor Relations page of the Company’s website http://www.exide.com.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

March 30, 2006	By:	Brad S. Kalter

Name: Brad S. Kalter
Title: Assistant General Counsel and Secretary